News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports Second Quarter 2014
Diluted Earnings per Share of $0.95

•	Subsea Technologies margins of 14.6%

•	Increased full year diluted earnings guidance: $2.70 to $2.80 per share

HOUSTON, July 22, 2014 - FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2014 revenue of $2.0 billion, up 16 percent from the prior-year quarter. Diluted earnings per share were $0.95 compared to $0.44 in the prior-year quarter. The quarterly earnings included a pre-tax $86 million gain, or $0.23 per diluted share, related to the sale of our Material Handling Products business.
Total inbound orders were $1.5 billion and included $850 million in Subsea Technologies orders. Subsea Technologies backlog was $6.3 billion.
“Subsea Technologies produced strong sales and margins largely resulting from improved execution of backlog," said John Gremp, Chairman, President and CEO of FMC Technologies. “We are pleased with the results from our focus on improving execution and have increased confidence of delivering mid-teen margins in our subsea business in the second half of the year.”
“In Surface Technologies, we are more optimistic with regard to the North American market, as we delivered another strong quarter of operating results in our fluid control business. Based on this improved outlook, we are increasing our diluted earnings per share guidance to $2.70 to $2.80.”

Review of Operations - Second Quarter 2014

Subsea Technologies
Subsea Technologies second quarter revenue was $1.3 billion, up 18 percent from the prior-year quarter.
Operating profit was up 61 percent from the prior-year quarter to $194 million primarily as a result of better execution on a more favorable backlog.
Inbound orders for the second quarter were $850 million and backlog was $6.3 billion.

Surface Technologies
Surface Technologies second quarter revenue was $511 million, up 16 percent from the prior-year quarter.
Operating profit increased 38 percent from the prior-year quarter to $79 million driven by volume growth in the North American fluid control and international surface wellhead businesses.
Inbound orders for the second quarter were $502 million and backlog was $779 million.

Energy Infrastructure
Energy Infrastructure second quarter revenue was $149 million, down 6 percent from the prior-year quarter, while operating profit decreased 16 percent from the prior-year quarter to $18 million as reduced revenue from the sale of the of Material Handling Products business was partially offset by improved results in loading systems and separation systems businesses during the quarter.
Inbound orders for the second quarter were $108 million and backlog was $242 million.

Corporate Items
Corporate expense in the second quarter was $16.8 million, an increase of $4.3 million from the prior-year quarter. Other revenue and other expense, net, changed $99.5 million from the prior-year quarter to income of $68 million, due primarily to the pre-tax gain of $86 million of the Material Handlings Products disposition.
The Company ended the quarter with net debt of $928 million. Net interest expense was $8.3 million in the quarter.
The Company repurchased 470,600 shares of common stock in the quarter, at an average cost of $55.67 per share.
Depreciation and amortization for the second quarter was $58.4 million, up $4.3 million from the sequential quarter. Capital expenditures for the second quarter were $88 million.
The Company recorded an effective tax rate of 32.2 percent for the second quarter.
Summary and Outlook
FMC Technologies reported second quarter diluted earnings per share of $0.95, including the pre-tax $86 million gain, or $0.23 per diluted share, associated with the sale of the Material Handling Products business.
Total inbound orders of $1.5 billion in the second quarter included $850 million in Subsea Technologies orders. The Company's backlog stands at $7.3 billion, including Subsea Technologies backlog of $6.3 billion.
The Company’s guidance range for 2014 diluted earnings per share has been increased to $2.70 to $2.80, which excludes the gain associated with the sale of the Material Handling Products business.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the Company has approximately 19,700 employees and operates 30 production facilities in 17 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its third quarter 2014 conference call at 9:00 a.m. ET on Wednesday, October 22, 2014. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenue	$1,985.3	$1,707.9	$3,809.7	$3,353.9
Costs and expenses	1,725.6	1,551.4	3,337.2	3,057.9
	259.7	156.5	472.5	296.0
Gain on sale of Material Handling Products	85.6	—	85.6	—
Other income (expense), net	(1.6)	0.2	(2.7)	1.2
Income before net interest expense and income taxes	343.7	156.7	555.4	297.2
Net interest expense	(8.3)	(8.8)	(16.5)	(16.9)
Income before income taxes	335.4	147.9	538.9	280.3
Provision for income taxes	107.7	41.4	174.7	70.2
Net income	227.7	106.5	364.2	210.1
Net income attributable to noncontrolling interests	(1.4)	(1.3)	(2.7)	(2.5)
Net income attributable to FMC Technologies, Inc.	$226.3	$105.2	$361.5	$207.6

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.96	$0.44	$1.53	$0.87
Diluted	$0.95	$0.44	$1.52	$0.87
Weighted average shares outstanding:
Basic	236.7	238.3	237.0	238.4
Diluted	237.2	239.3	237.5	239.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenue
Subsea Technologies	$1,328.6	$1,123.7	$2,530.6	$2,217.0
Surface Technologies	510.9	440.2	990.4	861.9
Energy Infrastructure	149.2	157.9	294.7	292.2
Other revenue (1) and intercompany eliminations	(3.4)	(13.9)	(6.0)	(17.2)
	$1,985.3	$1,707.9	$3,809.7	$3,353.9

Income before income taxes

Segment operating profit
Subsea Technologies	$193.7	$120.2	$335.4	$217.6
Surface Technologies	79.2	57.3	167.1	114.6
Energy Infrastructure	18.2	21.7	33.7	33.8
Intercompany eliminations	—	0.2	(0.1)	—
Total segment operating profit	291.1	199.4	536.1	366.0

Corporate items
Corporate expense (2)	(16.8)	(12.5)	(31.7)	(22.8)
Other revenue (1) and other expense, net (3)	68.0	(31.5)	48.3	(48.5)
Net interest expense	(8.3)	(8.8)	(16.5)	(16.9)
Total corporate items	42.9	(52.8)	0.1	(88.2)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$334.0	$146.6	$536.2	$277.8

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Inbound Orders

Subsea Technologies	$850.1	$2,562.2	$2,768.9	$3,756.4
Surface Technologies	501.6	501.1	1,028.9	949.9
Energy Infrastructure	108.0	145.9	249.3	278.7
Intercompany eliminations and other	(7.0)	(14.3)	(7.0)	(25.7)
Total inbound orders	$1,452.7	$3,194.9	$4,040.1	$4,959.3

	June 30
	2014	2013
Order Backlog

Subsea Technologies	$6,337.3	$5,866.3
Surface Technologies	779.2	581.8
Energy Infrastructure	241.6	281.2
Intercompany eliminations	(22.7)	(9.0)
Total order backlog	$7,335.4	$6,720.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$382.2	$399.1
Trade receivables, net	2,120.0	2,067.2
Inventories, net	1,025.7	980.4
Other current assets	574.1	576.3
Total current assets	4,102.0	4,023.0

Property, plant and equipment, net	1,444.1	1,349.1
Goodwill	576.7	580.7
Intangible assets, net	302.1	315.3
Other assets	329.1	337.5
Total assets	$6,754.0	$6,605.6

Short-term debt and current portion of long-term debt	$20.8	$42.5
Accounts payable, trade	711.9	750.7
Advance payments and progress billings	859.3	803.2
Other current liabilities	912.5	1,018.3
Total current liabilities	2,504.5	2,614.7

Long-term debt, less current portion	1,289.0	1,329.8
Other liabilities	310.7	324.8
FMC Technologies, Inc. stockholders’ equity	2,630.4	2,317.2
Noncontrolling interest	19.4	19.1
Total liabilities and equity	$6,754.0	$6,605.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30
	2014	2013
Cash provided (required) by operating activities:
Net income	$364.2	$210.1
Depreciation and amortization	112.5	101.1
Gain on sale of Material Handling Products	(85.6)	—
Trade accounts receivable, net	(42.9)	(68.7)
Inventories, net	(59.2)	(90.1)
Accounts payable, trade	(31.1)	0.4
Advance payments and progress billings	53.6	206.5
Other	(75.7)	(87.7)
Net cash provided by operating activities	235.8	271.6

Cash provided (required) by investing activities:
Capital expenditures	(180.0)	(156.7)
Proceeds from sale of Material Handling Products, net of cash divested	106.8	—
Other investing	2.4	2.7
Net cash required by investing activities	(70.8)	(154.0)

Cash provided (required) by financing activities:
Net decrease in debt	(67.0)	(105.5)
Purchase of stock held in treasury	(72.0)	(49.0)
Other financing	(43.3)	(34.7)
Net cash required by financing activities	(182.3)	(189.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	0.4	(2.9)
Decrease in cash and cash equivalents	(16.9)	(74.5)
Cash and cash equivalents, beginning of period	399.1	342.1
Cash and cash equivalents, end of period	$382.2	$267.6